Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-224669) of Washington Gas Light Company of our report dated February 28, 2020 (except for the paragraphs included under the caption “Change in Accounting Principle” described in Note 1, as to which the date is December 1, 2020), with respect to the financial statements of Washington Gas Light Company included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Tysons, Virginia
December 1, 2020